Exhibit 10.1
ISABELLA BANK
RELOCATION EXPENSE AGREEMENT

This Relocation Expense Agreement (the “Agreement”) is entered into effective as of July 13, 2020, by Neil M. McDonnell (the “Employee”) and Isabella Bank (together with any successors and affiliates, the “Bank”).

1.
Payments. The Bank will advance or reimburse the Employee for up to $112,000 of the relocation expenses described below (the “Expenses”) that the Employee incurs to relocate his immediate family to within commuting distance of the Bank’s headquarters in Mt. Pleasant, Michigan.

2.
Eligible Expenses. Eligible Expenses are expenses incurred by Employee on or before October 13, 2020 for: (i) packing and moving costs for moving household goods and personal effects including the hiring of professional movers or renting of a moving vehicle; (ii) moving costs for up to two vehicles; (iii) fees and closing costs, as well as any out-of-pocket down payment, for a primary residence within commuting distance of the Bank’s headquarters in Mt. Pleasant, Michigan; and (iv) any other relocation expense that the Bank approves in advance. Eligible Expenses do not include, for example: (i) temporary housing; (ii) the purchase of household furniture, equipment or supplies for the new home; (iii) expenses for non-immediate family members; or (iv) personal travel expenses. This Agreement does not apply to Expenses incurred after the Employee’s termination of employment for any reason.

3.
Documentation. The Employee must substantiate the advancement and reimbursement of Expenses with documentation that is acceptable to the Bank and compliant with any applicable Bank policies or procedures. Requests for advances or reimbursement must be submitted to the Bank within 60 days of the expense being paid or incurred. The Bank will reimburse an eligible Expense that the Bank does not advance as soon as practical after it is substantiated to the Bank’s satisfaction, and in any event before the end of the calendar year following the calendar year in which the expense is incurred.

4.
Repayments. Employee will repay all advancements and reimbursements under this Agreement: (i) if Employee has not closed on the purchase of a primary residence within commuting distance of the Bank’s headquarters in Mt. Pleasant, Michigan on or before October 13, 2020; and/or (ii) if Employee’s employment with the Bank is terminated before January 1, 2024 by Employee voluntarily or by the Bank for Cause. Employee’s termination due to death, Disability, or after a Change in Control is deemed not to be a voluntary termination. Employee will also repay any advances to the extent that Employee does not incur the relevant Expense.

5.	Definition of Cause. “Cause” has the meaning given in any employment agreement between the Employee and the Bank, but if the Employee is not a party to an employment agreement with the Bank in which “Cause” is defined, the term “Cause” means the existence of any of the following circumstances:

a.	the Employee’s conviction, guilty plea or plea of no lo contendere to, a crime that involves moral turpitude or a felony;

b.	the Employee’s material failure or refusal to perform the usual and customary duties of the Employee’s employment, other than as a result of having a Disability;

c.	the Employee’s material breach of any agreement or understanding between the Employee and the Bank;

d.	the Employee’s theft, embezzlement, or misappropriation from the Bank;

e.	conduct by the Employee that is unethical, immoral, dishonest, or fraudulent, or which significantly discredits the Bank’s reputation;

f.	any material violation by the Employee of any law or regulation that is applicable to the business of the Bank; or

g.	Employee’s knowing failure to follow reasonable instructions of the Bank or the reasonable policies, standards, and regulations of the Bank.

Notwithstanding the foregoing, a condition that is described in clauses (b), (c), (e), or (g) is not “Cause” unless the Employee: (i) receives written notice of the offending condition; and (ii) the Employee either (1) fails to cure the condition within 30-calendar days from receipt by the Employee of the notice, or (2) cannot cure the condition within such 30-day period, as determined by the Bank.

6.
Definition of Disability. With respect to the Employee, “Disability” has the meaning provided in the Bank’s long-term disability plan, or if no such plan exists, Disability means any physical or mental disability or infirmity of the Employee that prevents the performance of the essential functions of Employee’s position for a period of (i) 150 consecutive days or (ii) 180 non-consecutive days during any 12-month period. Any question as to the existence, extent, or potentiality of the Employee’s Disability upon which the Employee and the Bank cannot agree will be determined by a qualified, independent physician mutually selected by the Employee and the Bank (or, in the event, they cannot agree on a physician, a physician mutually selected by a physician designated by each party). The determination of any such mutually-selected physician will be final and conclusive for all purposes of this Agreement.

7.	Definition of Change in Control. “Change in Control” means any of the following events:

a.	a change in the ownership of the Relevant Company, whereby a person or more than one person acting as a group (an “Acquirer”), acquires, directly or indirectly,

ownership of a number of shares of the Relevant Company which, together with shares already held by such Acquirer, constitutes more than fifty percent (50%) of the total fair market value or of the combined voting power of the outstanding shares of the Relevant Company; provided that if an Acquirer already owns more than fifty percent (50%) of the total fair market value or of the combined voting power of the outstanding shares of the Relevant Company then the acquisition of additional shares by such Acquirer is not considered a change in the ownership of the Relevant Company;

b.
a change in the effective control of the Relevant Company, whereby a majority of the persons who were members of the company’s board of directors are, within a twelve (12) month period, replaced by individuals whose appointment or election is not endorsed by a majority of the board of directors prior to such appointment or election; or

c.
a change in the ownership of the assets of the Relevant Company, whereby an Acquirer acquires (or has acquired during a twelve (12) month period ending on the date of the most recent acquisition by such Acquirer) assets of the Relevant Company that have a total gross fair market value equal to or greater than fifty percent (50%) of the total gross fair market value of all of the assets of the Relevant Company immediately prior to such acquisition or acquisitions; provided that there is no change in the ownership of the assets of the Relevant Company if assets are transferred to an entity that is controlled by the shareholders of the Relevant Company immediately after the transfer, nor is it a change in the ownership of the assets if the Relevant Company transfers assets to:

i.	a person who immediately before the asset transfer was a shareholder of the Relevant Company in exchange for or with respect to the shareholder’s capital stock in the Relevant Company;

ii.	an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Relevant Company;

iii.	a person that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding shares of the Relevant Company; or

iv.	an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by an Acquirer described in subparagraph (iii) of this section.

d.
Notwithstanding the preceding provisions of this section, a Planned Capital Offering shall not constitute a Change in Control. A “Planned Capital Offering” is an issuance of shares by Isabella Bank Corporation (“Isabella”) to new investors pursuant to a plan adopted by its board of directors, as part of the overall growth plan for Isabella so long as a majority of the Persons who were members of Isabella’s board of directors preceding such capital offering remain after its completion. A Planned Capital Offering may include the issuance of shares that are registered with the Securities and Exchange Commission or any state securities regulator, or that is exempt from registration with the Securities and Exchange Commission or any state securities regulator pursuant to any federal or state law or regulation.

e.	For purposes of this Section, a Relevant Company is the Bank (excluding its affiliates) or Isabella.

8.
Repayment Terms. The Employee will repay any advance for an Expense that he does not incur promptly after the Employee knows or reasonably should know that he will not incur the Expense. The Employee will repay any other repayment due under this Agreement within 30 days after the date of his termination or within such longer period to which the Bank agrees. The Employee agrees that the Bank may, in its discretion, withhold from Employee’s pay any repayment not paid at termination, and may otherwise offset Employee’s repayment against any amount that the Bank owes to the Employee. Employee will reimburse the Bank for its reasonable costs to collect amounts owed under this Agreement and to otherwise enforce this Agreement, including the Bank’s attorneys’ fees.

9.
Taxes. Employee acknowledges that Expense advances and reimbursement are considered compensation and is subject to state and federal income and payroll taxes and withholding. Employee authorizes the Bank to withhold payroll taxes on advances and reimbursement from said advances and reimbursements. Employee further agrees to otherwise reimburse the Bank for taxes that the Bank is required to pay on the Employee’s behalf.

This Agreement is intended to comply with the rules of Section 409A of the Internal Revenue Code and its related regulations, including Treasury Regulation 1.409A-3(i)(2)(iv) (“Section 409A”), and shall be interpreted accordingly. Employee’s rights under this Agreement are not subject to liquidation or exchange for another benefit and, subject to the limit on the amount of Expenses that may be advanced or reimbursed under this Agreement, the amount of expenses eligible for advancement or reimbursement during a calendar year may not affect the expenses eligible for advancement or reimbursement in any other calendar year.

10.
Acknowledgement of At-Will Employment. Employee acknowledges and agrees this Agreement is not an employment contract or an agreement for a term of employment. This Agreement does not modify the Employee’s status as an at-will employee. The Bank and Employee may terminate their employment relationship at any time, with or without cause.

11.
Miscellaneous. This Agreement is the entire agreement between the parties to the extent of its subject matter. This Agreement may be modified by a writing signed by both parties to this Agreement. This Agreement is governed by Michigan law, excluding its conflict of laws rules. Any unenforceable provision will be severed and will not affect the enforceability of the other provisions of this Agreement.

12.
Signature Deadline. This Agreement has been executed by the Bank on the 13th day of July, 2020. This Agreement shall be null and void and of no effect if it is not fully executed by Employee and returned to the Bank by July 20, 2020.

The Bank and the Employee agree and execute this Agreement by their signatures below.

EMPLOYEE

Date:	July 13, 2020	/s/ Neil M. McDonnell
Neil M. McDonnell

ISABELLA BANK

Date:	July 13, 2020	By:	/s/ Jae A. Evans

		Name:	Jae A. Evans

		Title:	Chief Executive Officer

[Signature Page to Relocation Expense Agreement]